Exhibit 99.1

China Marine Engages BDO China Li Xin Da Hua as Independent Registered Accountants

SHISHI, China, November 2-- China Marine Food Group Limited (NYSE Amex: CMFO) ("China Marine" or the "Company"), a China-based manufacturer of Mingxiang(R) seafood-based snack foods, “Hi-Power” marine algae-based beverages, and distributor of frozen marine catch, announced today that the Audit Committee of its Board of Directors has engaged BDO China Li Xin Da Hua (“BDO China” or “BDO”), as the Company's independent registered accounting firm.  China Marine and BDO China signed a letter of engagement on October 29, 2010.

The Company and BDO China will prepare the audit and filing of the fiscal year 2010 Form 10-K and the review of its quarterly filings starting from the third quarter of fiscal year 2010.

Mr. Honkau Wan, Co-Chair of the Board's Audit Committee, stated, "The Audit Committee and the entire Board is pleased to announce the selection of BDO as the Company's new accounting firm.  BDO has extensive knowledge of China-based, US listed companies and prior to our engagement they conducted their own due diligence on our operations and accounting system.   We look forward to a strong working relationship with BDO and the audit of our full year, 2010 financials and 10-K."

About China Marine

China Marine Food Group Ltd. is a food and beverage manufacturer of Mingxiang(R) seafood-based snack foods and "Hi-Power" marine algae-based health drinks, and a wholesaler of frozen marine catch in seven provinces in the PRC. Founded in 1994, China Marine has grown steadily and positioned its Mingxiang(R) brand as a category leader in 3,000 retail food sales points and 12,000 beverage sales points in China. The Company has received "The Famous Brand" and "Green Food" awards. Located in Fujian province, it is one of the largest coastal provinces in the PRC and a vital navigation hub between the East China Sea and the South China Sea. The Company is committed to the highest standard of quality control with the ISO9001, ISO14001, HACCP certification and EU export registration.

For more information, please contact:

Company

Mr. Marco Hon Wai Ku, CFO
China Marine Food Group Limited
Suite 815, 8th Floor
Ocean Centre, Harbour City
Kowloon, HONG KONG
Tel:   +852-2111-8768
Email: marco.ku@china-marine.cn
Web:   http://www.china-marine.cn

Investor Relations

John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net